THE PACIFIC CORPORATE GROUP

PRIVATE EQUITY FUND

Amendment No. 2 to

Second Amended and Restated

Declaration of Trust

AMENDMENT NO. 2, dated as of April 17, 2008, to the Second Amended and Restated Declaration of Trust, dated February 9, 1998, as amended (the “Declaration of Trust”), of The Pacific Corporate Group Private Equity Fund (the “Trust”).

W I T N E S S E T H :

WHEREAS, pursuant to the authority set forth in Article X, Section 7 of the Declaration of Trust the undersigned Trustees of the Trust desire to amend the Declaration of Trust to reflect the withdrawal of Ronald Pelosi as an Individual Trustee.

NOW, THEREFORE:
1.            Article I, Section 4 of the Declaration of Trust is hereby deleted in its entirety and replaced with the following:
“Section 4.  Designation of Trustees.  Pacific Corporate Group LLC, DeWitt F. Bowman, Christopher J. Bower and Alan C. Shapiro are hereby designated and appointed as Trustees of the Trust and such Trustees accept such designation.”

IN WITNESS WHEREOF, the undersigned Trustees have hereunto set their hands as of the date written above.

ADVISER TRUSTEE Pacific Corporate Group LLC By: _/s/ Christopher J. Bower Christopher J. Bower INDIVIDUAL TRUSTEES
/s/ DeWitt F. Bowman
DeWitt F. Bowman
/s/ Christopher J. Bower
Christopher J. Bower
/s/ Alan C. Shapiro
Alan C. Shapiro